EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal year ended March 31,					Six months ended September 30, 2017
	2013	2014	2015	2016	2017
	(Millions of yen, except for ratios)
Excluding interest on deposits
Earnings:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	¥889,530	¥1,286,858	¥1,114,784	¥1,294,644	¥851,034	¥585,042
Add: Fixed charges (excluding interest on deposits)(1)	298,158	279,601	286,850	308,450	322,295	193,008
Add: Distributed income of equity investees	4,158	4,295	4,743	10,406	9,328	11,389
Less: Preference security dividend requirements of consolidated subsidiaries	(86,063)	(84,289)	(65,780)	(62,727)	(52,636)	(22,222)

Total earnings	¥1,105,783	¥1,486,465	¥1,340,597	¥1,550,773	¥1,130,021	¥767,217

Fixed charges (excluding interest on deposits)(1)	¥298,158	¥279,601	¥286,850	¥308,450	¥322,295	¥193,008
Ratio of earnings to fixed charges	3.71	5.32	4.67	5.03	3.51	3.98

	Fiscal year ended March 31,					Six months ended September 30, 2017
	2013	2014	2015	2016	2017
	(Millions of yen, except for ratios)
Including interest on deposits
Earnings:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	¥889,530	¥1,286,858	¥1,114,784	¥1,294,644	¥851,034	¥585,042
Add: Fixed charges (including interest on deposits)(1)	421,536	419,991	452,417	510,762	571,323	368,491
Add: Distributed income of equity investees	4,158	4,295	4,743	10,406	9,328	11,389
Less: Preference security dividend requirements of consolidated subsidiaries	(86,063)	(84,289)	(65,780)	(62,727)	(52,636)	(22,222)

Total earnings	¥1,229,161	¥1,626,855	¥1,506,164	¥1,753,085	¥1,379,049	¥942,700

Fixed charges (including interest on deposits)(1)	¥421,536	¥419,991	¥452,417	¥510,762	¥571,323	¥368,491
Ratio of earnings to fixed charges	2.92	3.87	3.33	3.43	2.41	2.56

Note:

(1)	Comprises (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense and (iv) preference security dividend requirements of consolidated subsidiaries.